Exhibit 99.1

Daou Systems, Inc., to be Acquired by Proxicom, Inc. Deal to Fuel Future Growth for Healthcare IT Consulting Firm

EXTON, Pa., Aug 11, 2005 — Daou Systems, Inc. (OTC Bulletin Board: DAOU) and Proxicom, Inc (Proxicom), a portfolio company of Gores Technology Group, LLC (Gores), announced today that they have reached a definitive agreement for the acquisition by Proxicom of all of the capital stock of Daou.

The transaction has an aggregate value of approximately $21.6 million, less applicable transaction related expenses. Subject to certain potential pre-closing balance sheet adjustments, each outstanding share of Daou common stock will receive cash equal to approximately $0.305 per share. The holders of Daou’s Series A-1 Preferred Stock will receive an aggregate of $12.2 million in cash.

The consummation of the transaction is subject to the approval of Daou’s stockholders, a floor price of $.27 for each share of common stock and other customary conditions. The transaction is expected to close early in the fourth quarter of 2005.

“It’s good news for our stockholders, employees, customers and business partners. The acquisition will allow us to stabilize our core businesses and improve their growth rates and operational profitability,” stated Vincent Roach, CEO, Daou Systems, Inc.

“Daou has an incredibly loyal customer base and expert consulting staff.  Balanced with the depth and breadth of management expertise that Gores and Proxicom offer, we believe that Daou will become a much stronger company in the IT professional services sector, augmented by custom application software development expertise already in our portfolio through Proxicom,” stated Mark Stone, President of Gores Operations Group. “Gores and Proxicom will combine our experience in the health care IT marketplace to help accelerate the achievement of outcomes that will greatly benefit Daou’s customers.”

Daou will remain a separate company known as Daou Systems, Inc., but will become a wholly-owned subsidiary of Proxicom.

NOTICE TO INVESTORS

This press release is not a solicitation of a proxy from Daou’s stockholders. In connection with the merger, Daou will be filing a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission (SEC). BEFORE MAKING ANY DECISION REGARDING THE MERGER, STOCKHOLDERS OF DAOU ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The proxy statement will be sent to all of Daou’s stockholders free of charge. In addition, documents filed with the SEC will be available at no charge on the

SEC’s website at http://www.sec.gov. Daou and its executive officers and directors may, under SEC rules, be deemed to be participants in the solicitation of proxies from stockholders of Daou in connection with the transaction. Certain information about such individuals (including their ownership of shares of Daou common stock and preferred stock) is set forth in Daou’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2004, available free of charge on the SEC’s web site indicated above. Information about such individuals, their interests in the solicitation with respect to the transaction in particular (including change-in-control payments) will be more specifically set forth in the proxy statement concerning the transaction that will be filed with the SEC.

About Daou

Daou Systems, Inc. (OTC Bulletin Board: DAOU) provides expert consulting and management services to healthcare organizations in the design, deployment and support of IT infrastructure and application systems. Daou’s business focus is in three markets, 1) payers of health care services in the commercial markets; 2) providers of clinical services (hospitals and hospital systems); and 3) government healthcare organizations. Daou offers services that include application implementation and support, management and technology related business consulting, wireless and wired infrastructure, mobile health and network services, application development and integration, and web-based portal solutions. Daou has provided services to more than 1,600 healthcare organizations, including leading private and public hospitals, managed care organizations on both the payer and provider sides of the market, as well as integrated healthcare delivery networks and some of the nation’s largest government healthcare entities. Daou Systems, Inc. is a publicly traded company listed on the OTC Bulletin Board under the stock symbol DAOU.

(http://www.daou.com)

About Proxicom

Proxicom, Inc., an internationally recognized Internet consulting firm, delivers custom-tailored web applications, industry-specific solutions, and system integration services to Global 1000 organizations. Through the experience and ongoing passion of its talented professionals, Proxicom provides specialized technology development expertise across a number of select industry groups including: Automotive, Healthcare, and Financial Services. Founded in 1991 as a systems integrator, Proxicom, an affiliate of Gores Technology Group, LLC, has developed and built web solutions for such blue-chip companies as ExxonMobil, Chevron, Dupont, Mazda North American Operations, GMAC and Toyota Motor Sales, among many others. Headquartered in Reston, VA, Proxicom also has offices in New York, Los Angeles, Irvine and San Francisco. (http://www.proxicom.com)

About Gores Technology Group, LLC

Gores Technology Group, LLC (“Gores”) is a private investment firm focused on the technology and telecommunications sectors. Since 1987, Gores has amassed an enviable track record of successful investments within these sectors. The firm combines the seasoned M & A team of a traditional financial buyer with the operational expertise and detailed due diligence capabilities of a strategic buyer. Gores has a long standing record of creating sustainable value in its portfolio companies by focusing on customers and employees, supporting management with operational expertise and providing the capital required for growth. Headquartered in Los Angeles, California, Gores maintains offices in Boulder, Colorado; London; and Zurich. (http://www.gores.com)

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

Statements about the expected effects on Proxicom and Daou as a result of the acquisition of Daou by Proxicom, statements about the expected timing and scope of the acquisition, and all other statements in this release other than historical facts are forward-looking statements. Forward-looking statements include information about possible or assumed future financial results and usually contain words such as “believes,” “intends,” “expects,” “anticipates,” or similar expressions. These statements are subject to risks and uncertainties that may change at any time, and, therefore, actual results may differ materially from expected results due to a variety of factors, including but not limited to, the satisfaction of the conditions to closing of the acquisition, Proxicom’s ability to realize the expected benefits of the acquisition of Daou, as well as the additional factors discussed in Daou’s annual report on Form 10-K and 10-K/A for the year ended December 31, 2004 and Daou’s quarterly report on Form 10-Q for the quarter ended March 31, 2005.

SOURCE Daou Systems, Inc.

CONTACT:          Sandra Taylor, Ph.D., Vice President of Marketing, sandra.taylor@daou.com, Investor

Relations: Jay Roberts, Chief Financial Officer, jay.roberts@daou.com, both of Daou, +1 610 594 2700